Exhibit 77B

                                   ROY G.HALE
                           Certified Public Accountant

301-870-3374                                                       P.O. Box 2634
301-934-4600                                                  La Plata, MD 20646

Shareholders and Board of Directors
Copley Fund, Inc.
Las Vegas, Nevada

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
                                INTERNAL CONTROL

In planning and performing my audit of the financial statements of Copley Fund, Inc., for the year ended February 29, 2008, I considered its internal control, including control activities for safeguarding securities, in order to determine my audit procedures for the purpose of expressing my opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Copley Fund, Inc., is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objectives of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control structure, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

My consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
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With the addition of a second operating division, a restaurant, the Copley Fund,
Inc has added a new level of responsibility for the management of internal control. The safeguarding of assets and the channeling of financial information for this new division will be a new requirement for the Fund. Compliance procedures should be well documented and reviewed on a regular basis.

Notwithstanding the foregoing paragraph, I noted no matters involving internal control and its operation, including controls of safeguarding securities, that I consider to be material weaknesses as defined above as of February 29, 2008.

This report is intended solely for the information and use of management and the Board of Directors of Copley Fund, lnc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                        /s/ Roy G. Hale
                                        Roy G. Hale
                                        Certified Public Accountant

April 28, 2008
La Plata, Maryland